UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its Charter)

Maryland	1-10093	13-6908486

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code       (248) 350-9900
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General (Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Explanatory Note
On December 19, 2005, Ramco-Gershenson Properties Trust filed a Current Report on Form 8-K under Item 1.01 in which the interest rates were incorrectly reported. This Form 8-K/A is filed as an amendment to the Form 8-K to disclose the correct interest rates.
Item 1.01 Entry into a Material Definitive Agreement.
On December 13, 2005, Ramco-Gershenson Properties, L.P. (“the “Company”), the majority-owned operating partnership of Ramco-Gershenson Properties Trust (the “Registrant”), entered into a new $250 million unsecured credit facility (the “Credit Facility”) with certain lenders party thereto, KeyBank National Association as agent, KeyBanc Capital Markets as sole lead manager and arranger, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents and Deutsche Bank Trust Company Americas, as documentation agent. The Credit Facility consists of a $100 million unsecured term loan facility and a $150 million unsecured revolving credit facility. The Credit Facility provides that the unsecured revolving credit facility may be increased by up to $100 million at the Company’s request (for a total unsecured revolving credit facility commitment of $250 million.)
The unsecured term loan matures in December 2010 and bears interest at a rate equal to LIBOR plus 130 to 165 basis points. The unsecured revolving credit facility matures in December 2008 and bears interest at a rate equal to LIBOR plus 115 to 150 basis points. The Company has the option to extend the maturity date of the unsecured revolving credit facility to December 2010. The proceeds were used to retire borrowings under the Company’s previous unsecured revolving credit facility and secured revolving credit facility, a bridge loan and a construction loan. It is anticipated that funds borrowed under the Credit Facility will be used for general corporate purposes, including working capital, capital expenditures, the repayment of indebtedness or other corporate activities.
The new facility replaces the Company’s $160 million secured revolving credit facility and $40 million unsecured revolving credit facility, which were due to expire on December 29, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

Date: December 21, 2005	By:	/s/ Richard J. Smith

Richard J. Smith
Chief Financial Officer

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